Exhibit 99.1

               A. M. Best Affirms ProAssurance's ``A-''
               Excellent Rating Outlook Remains Stable

    BIRMINGHAM, Ala.--(BUSINESS WIRE)--June 21, 2004--ProAssurance Corporation said today that A. M. Best has affirmed the "A-" (Excellent) Financial Strength Rating of ProAssurance Corporation (NYSE:PRA) and its core insurance subsidiaries.
    In rating ProAssurance's Financial Strength, Best highlighted the company's ability to access the capital markets to support premium growth, ProAssurance's strong regional market position as a leading writer of professional liability coverages, and the diversification and profitability brought to the group by MEEMIC Insurance Company, ProAssurance's personal lines subsidiary.
    "ProAssurance stands out in our niche because of our ability to make -- and keep -- a long term promise of insurance protection and service to our insureds. We're proud that A. M. Best recognizes the strength and security in our balance sheet, which is the foundation of our commitment to our policyholders," said Chairman A. Derrill Crowe, M.D.
    ProAssurance's President, Victor T. Adamo said the rating affirmation should enhance ProAssurance's attractiveness to new insureds, especially in its professional liability segment. "With capacity shrinking in the medical professional marketplace, and a number of competitors experiencing financial problems, physicians and hospitals are seeking the long-term security that ProAssurance is able to deliver."

    About ProAssurance

    ProAssurance Corporation is a specialty insurer with almost $3.0 billion in assets and more than $740 million in gross written premiums. As the nation's fourth largest writer of medical professional liability insurance, ProAssurance's principal professional liability subsidiaries, The Medical Assurance Company, Inc., ProNational Insurance Company, and Red Mountain Casualty Insurance Company, Inc., are recognized leaders in developing solutions which serve the needs of the evolving health care industry. ProAssurance is the tenth largest writer of personal auto coverage in Michigan through its subsidiary, MEEMIC Insurance Company. A.M. Best assigns a rating of "A-" (Excellent) to ProAssurance and its principal subsidiaries; Standard & Poor's assigns the Company's principal professional liability carriers a rating of "A-" ("Strong).

    CONTACT: ProAssurance Corporation, Birmingham
             Frank B. O'Neil, 800-282-6242 or 205-877-4461
             foneil@ProAssurance.com